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AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TRIQUINT SEMICONDUCTOR, INC.

TIMBER ACQUISITION CORP.

AND

SAWTEK, INC.

Dated as of May 15, 2001

i

3.3	Capitalization	25
3.4	Authority Relative to this Agreement	26
3.5	No Conflict	26
3.6	Compliance; Permits; Restrictions	27
3.7	SEC Filings; Financial Statements	27
3.8	Absence of Certain Changes or Events	28
3.9	No Undisclosed Liabilities	28
3.10	Absence of Litigation	28
3.11	Environmental Matters	28
3.12	Employee Matters and Benefit Plans	29
3.13	Restrictions on Business Activities	31
3.14	Taxes	31
3.15	S-4; Joint Proxy Statement/Prospectus	32
3.16	Brokers	33
3.17	Parent Intellectual Property	33
3.18	Agreements, Contracts and Commitments	33
3.19	Opinion of Financial Advisor	33
3.20	Board Approval	33
3.21	Vote Required	33
3.22	No Ownership of Company Common Stock	33
3.23	Questionable Payments	33
3.24	Interim Operations of Merger Sub	34
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		34
4.1	Conduct of Business	34
4.2	Conduct Affecting the Status of the Reorganization and Pooling	36
4.3	Conduct of Business by Parent	36
ARTICLE V ADDITIONAL AGREEMENTS		37
5.1	Joint Proxy Statement/Prospectus; S-4; Other Filings	37
5.2	Meetings of Company Shareholders and Parent Stockholders	37
5.3	Non-Disclosure; Access to Information	39
5.4	No Solicitation	40
5.5	Public Disclosure	42
5.6	Reasonable Efforts; Notification	42
5.7	Third Party Consents	43
5.8	Stock Options and 1996 ESPP	43
5.9	Form S-8	44
5.10	Indemnification	44
5.11	NASDAQ Listing	45
5.12	Affiliate Restrictions	45
5.13	Regulatory Filings; Reasonable Efforts	45
5.14	Crediting Service and Providing Benefits	46
5.15	Severance Plans	46
5.16	Company ESOP	47
5.17	Export Laws	48
5.18	FIRPTA	48
5.19	Action by Board of Directors	48
5.20	Company Representatives on Parent Board of Directors	48
5.21	Company Liens and Taxes	49

ii

ARTICLE VI CONDITIONS TO THE MERGER		49
6.1	Conditions to Obligations of Each Party to Effect the Merger	49
6.2	Additional Conditions to Obligations of Company	50
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	50
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		51
7.1	Termination	51
7.2	Notice of Termination; Effect of Termination	53
7.3	Fees and Expenses	53
7.4	Amendment	54
7.5	Extension; Waiver	54
ARTICLE VIII GENERAL PROVISIONS		55
8.1	Non-Survival of Representations and Warranties	55
8.2	Notices	55
8.3	Interpretation; Knowledge	55
8.4	Counterparts	56
8.5	Entire Agreement; Third Party Beneficiaries	56
8.6	Severability	56
8.7	Other Remedies; Specific Performance	57
8.8	Governing Law	57
8.9	Rules of Construction	57
8.10	Assignment	57
INDEX OF EXHIBITS
Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Parent Voting Agreement
Exhibit B-1	Form of Company Affiliate Agreement
Exhibit B-2	Form of Parent Affiliate Agreement

iii

AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of May 15, 2001, among TriQuint Semiconductor, Inc., a Delaware corporation ("Parent"), Timber Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Sawtek, Inc., a Florida corporation ("Company").

RECITALS

    A.  Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Florida General Corporation Act ("Florida Law"), Parent and Company intend to enter into a business combination transaction.

    B.  The Board of Directors of Parent (i) has determined that the Merger (as defined below) is consistent with and in furtherance of the long-term business strategy of Parent, and is fair to and in the best interests of Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "Share Issuance") and (iii) has determined to recommend that the stockholders of Parent approve the Share Issuance.

    C.  The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company, and is fair to and in the best interests of Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

    D.  Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's willingness to enter into this Agreement, (i) certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "Company Voting Agreements") and (ii) certain affiliates of Parent are entering into Voting Agreements substantially the form attached hereto as Exhibit A-2 (the "Parent Voting Agreements").

    E.  For accounting purposes, the parties intend that the transactions contemplated by this agreement purposes be accounted for as a pooling of interests pursuant to opinion No. 16 of the Accounting Principles Board ("APB 16"). Concurrently with the executing of this Agreement each person who is an affiliate, as such term is defined in (i) paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and/or (ii) Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Two, as amended, of the Securities and Exchange Commission, of Company or Parent is entering into affiliate agreements substantially in the forms attached hereto as Exhibits B-1 and B-2 (the "Company Affiliate Agreements" and the "Parent Affiliate Agreements"), respectively.

    F.  The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    G.  Concurrently, with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter this Agreement, certain employees of the Company have entered into the Retention Agreements in favor of the (the "Retention Agreements"), which shall become effective upon the Closing of the transactions contemplated by this Agreement.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

MERGER

    1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Florida Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation").

    1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as hereinafter defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

    1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Sawtek, Inc."

      (a) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

      (a) Conversion of Company Common Stock. Each share of Common Stock, $0.0005 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive 1.1507 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Common Stock, $0.001 par value per share, of the Parent (the "Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (b) Cancellation of Parent-Owned and Company-Held Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1983 Stock Option Plan (the "1983 Plan"), Company's Second Stock Option Plan (the "1996 Plan"), Company's Stock Option Plan for Acquired Companies (the "1998 Plan") and Company's 1996 Stock Purchase Plan (the "1996 ESPP", and together with the 1983 Plan, the 1996 Plan and the 1998 Plan, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under Company's 1996 ESPP shall be treated as set forth in Section 5.8.

      (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.0005 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

      (f)  Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price of the Parent Common Stock on the Nasdaq National Market ("NASDAQ") on the two trading days immediately preceding the Effective Time.

    1.7 Surrender of Certificates.

      (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

      (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

      (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

      (f)  Required Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10 Tax and Accounting Consequences.

      (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      (b) It is intended by the parties hereto that the Merger shall be treated as a pooling of interest for accounting purposes as set forth in APB 16.

    1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to Parent on or prior to the date of this Agreement and certified by a duly authorized officer of Company (the "Company Disclosure Letter"), as follows:

    2.1 Organization and Qualification; Subsidiaries. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company has delivered to Parent a complete and correct list of all of Company's direct and indirect subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Company's equity interest therein. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(c)) on Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company. Other than wholly owned subsidiaries, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    2.2 Articles of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of the Articles of Incorporation and Bylaws of Company and equivalent organizational documents of each of its subsidiaries, as amended to date. Such Articles of Incorporation, Bylaws and equivalent organizational documents of Company and each of its subsidiaries are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents.

    2.3 Capitalization

      (a) The authorized capital stock of Company consists of 120,000,000 shares of Company Common Stock, $0.0005 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Company Preferred Stock"). At the close of business on April 30, 2001:

        (i)  42,668,194 shares of Company Common Stock were issued and outstanding;

        (ii) 371,358 shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company;

        (iii) 8,525,692 shares of Company Common Stock were held by the Company's Employee Stock Ownership Plan for Employees of Sawtek Inc. (the "ESOP"), of which 2,312,932 shares remained unallocated;

        (iv) 181,960 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1983 Plan;

        (v) no shares of Company Common Stock were available for future grant under the 1983 Plan;

        (vi) 216,696 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the 1996 Plan;

        (vii) 1,661,826 shares of Company Common Stock were available for future grant under the 1996 Plan;

        (viii)131,250 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the 1998 Plan;

        (ix) 1,784,250 shares of Company Common Stock were available for future grant under the 1998 Plan;

        (x) 12,507 shares of Company Common Stock were reserved for issuance under the 1996 ESPP in the Purchase Period (as defined in the ESPP) ending June 30, 2001; and

        (xi) 766,751 shares of Company Common Stock were available for future sale under the 1996 ESPP.

      (b) As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

      (c) No change in such capitalization has occurred between September 30, 2000 and the date hereof except (x) the issuance of shares of Company Common Stock pursuant to the exercise of outstanding options or warrants or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound.

      (d) Except as set forth in this Section 2.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Company or any of its subsidiaries that obligate Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant or other right, agreement, arrangement or commitment.

      (e) All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

      (f)  There are no obligations, contingent or otherwise, of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary, except the repurchase of unvested shares of Company Common Stock from directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

      (g) All of the outstanding shares of capital stock of each of Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature whatsoever.

      (h) The Company Disclosure Letter lists for each person who held options or warrants to acquire shares of Company Common Stock as of May 4, 2001, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested as of May 4, 2001 for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

      (i)  The Company Disclosure Letter lists for each person who was allocated shares of Company Common Stock under the ESOP as of May 7, 2001. The name of such person, the number of shares allocated to such person, any vesting or other restrictions on transfer applicable to such shares and whether such holder's interest in those shares will be affected or accelerated in any way be the transactions contemplated by this Agreement, and the nature and extent to which such holder's interest in shares of Company Common Stock held by the ESOP would be affected.

      (j)  Except as contemplated by this Agreement, there are no registration rights and, to the knowledge of Company, there are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      (k) The shareholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Florida Law and Company's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms.

    2.5 No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of Company or any of its subsidiaries, (ii) subject to obtaining the approval and adoption of Company's shareholders of this Agreement and the approval of Company's shareholders of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any such subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected. The Company

  Disclosure Letter lists all material consents, waivers and approvals under any of Company's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of NASDAQ, and the filing and recordation of the Articles of Merger as required by Florida Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

    2.6 Compliance; Permits; Restrictions.

      (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

      (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary for the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    2.7 SEC Filings; Company Financial Statements.

      (a) Company has made available to Parent a correct and complete copy of each material form, report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since December 31, 1998 (the "Company SEC Reports"), which are all the material forms, reports and documents required to be filed by Company with the SEC since December 31, 1998. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by Form 10-Q or Form 10-K under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of September 30, 2000 is hereinafter referred to as the "Company Balance Sheet."

      (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company Balance Sheet, (ii) liabilities incurred since September 30, 2000 in the ordinary course of business consistent with past practices, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger, which fees and expenses are detailed in the Company Disclosure Letter.

    2.9 Absence of Certain Changes or Events. Since September 30, 2000, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or issuances of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.20) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

    2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. No Governmental Entity has challenged or questioned in a writing delivered to Company the legal right of Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

    2.11 Environmental Matters.

      (a) Environmental Compliance. Company (i) is not aware of any Hazardous Materials that are present in, on, or under (or, to the knowledge of Company, in the vicinity of) any properties owned, leased or used at any time (including both land and improvements thereon) by Company; (ii) has obtained all applicable and material permits, licenses and other authorizations that are required under Environmental Laws (as defined below) for the conduct of its business as currently conducted ("Environmental Permits") and all such Environmental Permits are valid and in full force and effect; (iii) is in compliance with all material terms and conditions of such Environmental Permits; (iv) is not aware of any event, condition, circumstance, activity, practice, incident, action or plan which constitutes a violation of any Environmental Law applicable to Company, any person or entity for which Company is legally liable or any of Company's current or past locations or assets or which could reasonably be expected to otherwise form the basis of any Environmental Claim (as defined below) with respect to Company or any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law; (v) has not disposed of, released, discharged or emitted any Hazardous Materials (as defined below) into the soil, air, surface water, building materials or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would reasonably be expected to result in any liability to the Company or result in any Company corrective or remedial action obligation; and (vi) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by Company (or any person for whom Company has legal responsibility) thereunder. For the purposes of this Agreement, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials (b) any violation, or alleged violation, of any Environmental Laws, (c) the exposure of any person to a Hazardous Material or (d) the use, storage, disposal, discharge, transportation, emission, destruction, remediation or investigation of any Hazardous Material. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos- containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof or other substance which is or has been designated as a danger or threat to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly, safely and legally maintained in accordance with Environmental Laws.

      (b) Hazardous Materials Activities. The Hazardous Material Activities (as defined below) of Company (i) have been conducted in compliance with applicable Environmental Laws and (ii) have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to said person. For the purpose of the foregoing, "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of any Hazardous Material or any product containing a Hazardous Material.

      (c) Effect of Transaction. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered nonrenewable upon payment of the permit fee or which could impose upon Company the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which Company is bound as a condition to the performance and enforcement of this Agreement (including without limitation, all so called "ECRA" environmental clearances) which are required by any Governmental Authority in connection with the transactions contemplated by this Agreement have been obtained or will be obtained prior to the Closing at no cost to Parent or Company. The Company Disclosure Letter accurately describes all Company Environmental Permits.

      (d) Offsite Hazardous Material Disposal. Company and its agents, employees and contractors have transferred or released Hazardous Materials only to those disposal sites, transporters, recyclers and handlers ("Disposal Site") described in the Company Disclosure Letter; and no action, proceeding, liability or claim exists or, to the best knowledge of Company, is threatened, against any Disposal Site or against Company or any person or entity for which Company is legally responsible with respect to any transfer or release of Hazardous Materials to a Disposal Site.

      (e) Environmental Liabilities. Company is not aware of any fact or circumstance which could involve Company or any person or entity for which Company is legally responsible in any environmental litigation or impose upon Company or any such person or entity any environmental liability.

      (f)  Disclosure of Environmental Matters. Company has delivered to Parent or made available for inspections by Parent and its agents and employees all records concerning the Environmental Activities of Company and all environmental audits and environmental assessments of any current or past Company facility conducted at the request of, or otherwise available to Company. Company has complied with all environmental disclosure, facility closure and clearance obligations imposed upon Company with respect to this transaction or otherwise by applicable law.

    2.12 Employee Matters and Benefit Plans.

      (a) Definitions. With the exception of the definition of Affiliate set forth in Section 2.12(a) below (such definition shall only apply to this Section 2.12 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

         (i) "Affiliate" shall mean any other person or entity under common control with Company or Parent, as the case may be, within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

        (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

        (iii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (as defined below) which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any Affiliate has or may have any liability or obligation;

        (iv) "DOL" shall mean the United States Department of Labor;

        (v) "Employee" shall mean any current, former, or retired employee, officer, director or consultant of Parent, Company or any Affiliate;

        (vi) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Company or any Affiliate and any Employee of Company;

       (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

       (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (ix) "International Employee Plan" shall mean each Company Employee Plan or Parent Employee Plan(as such term is defined in Section 3.12), as the case may be, that has been adopted or maintained by Parent, Company or any Affiliate, whether informally or formally, or with respect to which Parent, Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

        (x) "IRS" shall mean the United States Internal Revenue Service;

        (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

       (xii) "Pension Plan" shall refer to each Company Employee Plan or Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b) The Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, International Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan or Employee Agreement, to modify any Company Employee Plan, International Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan, International Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement or as required to maintain tax qualification), or to adopt or enter into any Company Employee Plan, International Employee Plan or Employee Agreement nor does it have any intention or commitment to do any of the foregoing.

      (c) Documents. Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or DOL with respect to any such application or letter; (vii) all agreements and contracts relating to each Company Employee Plan, International Employee Plan and Employee Agreement, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, if any; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee

  Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) discrimination tests for each Company Employee Plan for the three (3) most recent plan years; and (xiii) all registration statements, annual reports (Form 10-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

      (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party with respect to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification and/or advisory letter, as applicable, from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Company, Parent or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e) Pension Plans. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan, which is subject to Title IV of ERISA or Section 412 of the Code.

      (f)  Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plans, or to any plan described in Section 413 of the Code.

      (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

      (h) Health Care Compliance. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any amendment to each such act or any similar provisions of state law applicable to its Employees.

      (i)  Effect of Transaction.

         (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) No payment, compensation or benefit which will or may be made by Parent, Company or their respective Affiliates with respect to any Employee or any other "disqualified individual" will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (j)  Employment Matters. The Company Disclosure Letter lists all current officers, directors and employees of Company. To the best of its knowledge, Company (i) is in compliance in all respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) has withheld and reported all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Company under any workers compensation policy or long-term disability policy. Each person who is acting or has acted as a consultant to Company is acting or has acted as an "independent contractor" and could not, based on the facts and circumstances of his or her consultancy, reasonably be deemed to be or have been "employed" with Company. The Company Disclosure Letter also sets forth all outstanding offers of employment, whether written or oral, made to any executive or managerial-level employee or prospective executive or managerial-level employee, which offer has not been rejected by the offeree.

      (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Company and its subsidiaries have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

      (l)  International Employee Plan. Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

      (m) No Interference or Conflict. To the knowledge of Company, no shareholder, officer, employee or consultant of Company is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of Company or that would interfere with Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of Company's business as presently conducted nor any activity of such shareholders, officers, directors, employees or consultants in connection with the carrying on of Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such shareholders, officers, directors, employees or consultants is now bound.

      (n) Acceleration of ESOP Loan. Any acceleration of repayment of the ESOP loan in connection with the Merger shall not jeopardize the status of the loan as exempt from any prohibition relating to transactions with a "disqualified person" or "party-in-interest" under Section 4975 of the Internal Revenue Code or Sections 406 or 408 of ERISA.

    2.13 S-4; Proxy Statements. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") to be filed with the SEC by Company and Parent pursuant to Section 5.1 hereof will, at the dates mailed to the shareholders of Company, at the times of the shareholder meeting of Company (the "Company Shareholders' Meeting") and the stockholders of the Parent (the "Parent Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding any statement by the Parent and Merger Sub in this Agreement, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, which is contained in any of the foregoing documents.

    2.14 Restrictions on Business Activities. There is no material judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.15 Title to Property; Condition of Equipment.

      (a) Company owns no property except for the following: (a) real property and improvements, including an approximately 93,000 square foot building which houses Company's administrative, engineering and manufacturing facilities, located at 1818 Highway 441, Apopka, Florida; and (b) real property and improvements, including an approximately 62,000 square foot building which houses Company's production facilities, located at Zona Franca Metropolitana, Barreal De Heredia, Apartado, 144-3006, Heredia, Costa Rica (the "Owned Real Property"). Company has good, marketable and insurable fee simple title to the Owned Real Property. There are no parties in possession of any portion of the Owned Real Property as lessees, sublessees, assignees, tenants at sufferance or trespassers and there are no leases, subleases, assignments, or operating agreements applicable to or affecting the Owned Real Property.

      (b) The Company Disclosure Letter lists all real property leases to which Company or any of its subsidiaries is a party as of the date of this Agreement and each amendment thereto and any subleases thereof that are in effect as of the date of this Agreement (the "Leased Real Property"). All leases for the Leased Real Property afford Company peaceful and undisturbed possession of the Leased Real Property. All leases for the Leased Real Property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default).

      (c) All of the improvements to the Owned Real Property and all of the plants and structures of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, ordinary wear and tear excepted. Company is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Owned Real Property or the Leased Real Property, and Company has not received any notice of such violation with which it has not promptly and fully complied to the satisfaction of the notifying authority. Company has good and marketable title to all of its assets used in its business or as shown on the Company Balance Sheet, free and clear of all mortgages, liens, charges, encumbrances or restrictions (other than for Permitted Liens, as defined below), other than such assets as were sold in the ordinary course of Company's business since the Company Balance Sheet date or which are subject to capitalized leases. "Permitted Liens" means any lien, mortgage, encumbrance or restriction which is reflected in the Company financial statements and is not in excess of $50,000 and which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

      (d) The machinery and equipment (the "Equipment") owned or leased by Company is (i) suitable for the uses to which it is currently employed; (ii) in good operating condition (except for ordinary wear and tear); (iii) regularly and properly maintained in all material respects; (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of Company's business; and (v) free from material defects.

    2.16 Taxes.

      (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Tax Returns and Audits.

         (i) Company and each of its subsidiaries have timely filed (taking into account applicable extensions) all federal and state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority and are true and correct in all material respects on such Returns.

        (ii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding which has been proposed or assessed in writing against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax other than the automatic extension arising from the filing of a Return after its due date.

        (iv) To Company's knowledge, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress. Neither Company nor any of its subsidiaries has been notified of any request for such an audit or other examination.

        (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

        (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course of business.

       (vii) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

       (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

        (ix) Except for any such agreement or arrangement solely between Company and its subsidiaries, neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

        (x) Company and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

       (xii) The Company Disclosure Letter lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Company or any of its subsidiaries.

      (c) Neither the Company nor any of its subsidiaries was either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under section 355 of the Code that (x) occurred within two years before the date of this Agreement or (y) could otherwise constitute part of "plan or series of transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

    2.17 Brokers. Except for fees payable to JPMorgan Chase H&Q, a division of J.P. Morgan Securities (the "Company Financial Advisor"), pursuant to an engagement letter dated March 9, 2001, a copy of which has been provided to Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

    2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticules, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all technical, design, end-user and other documentation related to any of the foregoing.

    "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

    "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

      (a) Section 2.18(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

      (b) Section 2.18(b) of the Company Schedule is a complete and accurate list (by name and version number) of all products and service offerings of the Company or any of its subsidiaries ("Company Products") that have been distributed or provided in the ten-year period preceding the date hereof or which the Company or any of its subsidiaries intends to distribute or provide in the future, including any products or service offerings under development.

      (c) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

      (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

      (e) Company owns and has good and exclusive title to, each item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

      (f)  To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

      (g) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain.

      (h) Section 2.18(i) of the Company Schedule lists all contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Company.

      (i)  All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party used in the business of Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in compliance with, and has not breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

      (j)  The operation of the business of the Company and its subsidiaries as such business currently is conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (k) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

      (l)  To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

      (m) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and, to the Company's knowledge, former employees, other than lower level support personnel, and consultants of Company and any of its subsidiaries have executed such an agreement.

      (n) Except as would not reasonably be expected to have a Material Adverse Effect on Company, all of Company's Information Technology (as defined below) has not and will not cause an interruption in the ongoing operations of Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services that are owned or used by Company in the conduct of its business, or purchased by Company from third party suppliers.

    2.19 Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

      (a) any employment or consulting agreement, contract or commitment with any officer, director or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to Company;

      (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (c) any agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license or distribution or marketing of products or services in the ordinary course of business;

      (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

      (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

      (f)  any material joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

      (g) any agreement, contract or commitment currently in force to provide any Company Intellectual Property to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole; or

      (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology except as a distributor in the normal course of business.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which

Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to this Section 2.19 (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    2.21 Opinion of Financial Advisor. Company has been advised by the Company Financial Advisor that in its opinion, a written copy of which will be provided as promptly as practicable, as of the date of this Agreement, the aggregate merger consideration is fair to the shareholders of Company from a financial point of view.

    2.22 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

    2.23 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote thereon is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    2.24 No Ownership of Parent Common Stock. As of the date hereof, Company does not own, beneficially or of record, any shares of Parent Common Stock.

    2.25 State Takeover Statutes. The Board of Directors of Company has approved the Merger, this Agreement and the Company Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Company Voting Agreements and the transactions contemplated hereby and thereby, any applicable state takeover statute or similar law or regulation including "control share," "fair price," "business combination" or other anti-takeover laws and regulations of any state including Sections 607.091, 607.092 and 607.109 of the Florida Law.

    2.26 Product Warranty. Since January 1, 1999, each product manufactured, sold, leased or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and there is no present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

    2.27 Customers; Suppliers. Company has no outstanding material disputes concerning its goods and/or services with any customer. Company has no outstanding material disputes concerning goods or services provided by any supplier and, since January 1, 1999, has not received any written notice of a termination or interruption of any existing contracts or arrangements with any supplier.

    2.28 Inventory. The parts and materials in the inventory of Company, the value of which is reflected in the Company SEC Reports, and thereafter acquired by Company (the "Inventory") was acquired and maintained in the ordinary course of business of Company and except for those parts or materials for which a reserve is reflected on the Company SEC Reports, is of such quality as to be usable and salable in the ordinary course of Company's business. Since the date of the Company Balance Sheet, Company has continued to replenish inventories in the normal and customary manner consistent with past practices. All items included in the Inventory are owned by Company, free and clear of all liens and encumbrances (except Permitted Liens), except for inventory sold by Company in the ordinary course of business subsequent to the date of the Company Balance Sheet. Company is not under any liability or obligation with respect to the return of Inventory in the possession of any customer.

    2.29 Questionable Payments. The Company has not nor has, to the best of its knowledge, any director, officer or other employee of the Company: (i) made any payments or provided services or other favors in the United States or any foreign country in order to obtain preferential treatment or consideration by any Government Entity with respect to any aspect of the Company's business; or (ii) made any political contributions that would not be lawful under the laws of the United States (including the Foreign Corrupt Practices Act) or the foreign country in which such payments were made. The Company has not nor has, to the best of its knowledge, any director, officer or other employee of the Company or any supplier of the Company been subject to any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Company's business or any political contribution relating to the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter (referencing the appropriate section and paragraph number) delivered by Parent and Merger Sub to Company on or prior to the date of this Agreement and certified by a duly authorized officer of Parent and Merger Sub (the "Parent Disclosure Letter"), as follows:

    3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. A complete and correct list of all of Parent's direct and indirect subsidiaries and their respective jurisdictions of organization is attached as Exhibit 21.1 to Parent's Annual Report on Form 10-K for the year ended December 31, 2000 ("Exhibit 21.1") as filed with the SEC and there have been no material changes to Parent's interest in such subsidiaries since December 31, 2000. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Other than Merger Sub and those entities listed on Exhibit 21.1 or in the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    3.2 Certificates of Incorporation and Bylaws. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date, and Merger Sub has previously furnished to Company a complete and correct copy of its Articles of

Incorporation and Bylaws as amended to date. Such Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of their Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws or equivalent organizational documents.

    3.3 Capitalization.

      (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Parent Preferred Stock"), of which 25,000 shares have been designated Series A Preferred Stock in connection with the Rights Agreement (as defined in Section 3.3(h) below). At the close of business on April 30, 2001:

         (i) 80,538,184 shares of Parent Common Stock were issued and outstanding;

        (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent;

        (iii) 677,170 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock under the Parent's 1987 Stock Incentive Program (the "Parent 1987 Plan");

        (iv) no shares of Parent Common Stock were available for future grant under the Parent 1987 Plan;

        (v) 12,214,882 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase Parent Common Stock under the Parent's 1996 Stock Incentive Program (the "Parent 1996 Plan");

        (vi) 11,736 shares of Parent Common Stock were available for future grant under the Parent 1996 Plan;

       (vii) 2,116,396 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase Parent Common Stock under the Parent's 1998 Nonstatutory Stock Option Plan (the "Parent 1998 Plan");

       (viii) 340,535 shares of Parent Common Stock were available for future grant under the Parent 1998 Plan;

        (ix) 882,311 shares of Parent Common Stock were reserved for issuance under the Parent's 1998 Employee Stock Purchase Program (the "Parent ESPP"); and

        (x) 5,088,509 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's 4% Subordinated Convertible Notes due 2007 (the "Parent Convertible Notes").

      (b) As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding.

      (c) No change in such capitalization has occurred between April 30, 2001 and the date hereof except (x) the issuance of shares of Parent Common Stock pursuant to the exercise of outstanding options or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Parent pursuant to the terms of their stock option, stock purchase or stock restriction agreements. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

      (d) Except as set forth in this Section 3.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries that obligate Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant or other right, agreement, arrangement or commitment.

      (e) All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

      (f)  There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary, except to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

      (g) All of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

      (h) Except as contemplated by this Agreement and the Preferred Share Rights Agreement (the "Rights Agreement") between the Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent dated June 30, 1998, as amended, there are no registration rights and, to the knowledge of Parent, there are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      (i)  The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement be validly issued, fully paid, and nonassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.

    3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to (i) the approval of the issuance of the parent Common Stock in connection with the Merger by the stockholders of the Parent and (ii) the filing of the Articles of Merger pursuant to Florida Law. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

    3.5 No Conflict.

      (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to obtaining the approval of Parent's stockholders of the Share Issuance and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

      (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of NASDAQ, and the filing and recordation of the Articles of Merger as required by Florida Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger or otherwise prevent Parent from performing its obligations under this Agreement.

    3.6 Compliance; Permits; Restrictions.

      (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Parent or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

      (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary for the operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in compliance with the terms of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    3.7 SEC Filings; Financial Statements.

      (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after December 31, 1998 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since December 31, 1998 and prior to the date of this Agreement. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii)was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as may be permitted by Form 10-Q or Form 10-K of the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. For purposes of this Agreement, the Parent balance sheet as of March 31, 2001 as set forth in the Parent's Form 10-Q for the quarter ended March 31, 2001 shall be referred to as the "Parent Balance Sheet."

      (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.8 Absence of Certain Changes or Events. Since March 31, 2001, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

    3.9 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent Balance Sheet or the notes thereto, (ii) liabilities incurred since March 31, 2001 in the ordinary course of business consistent with past practices, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger.

    3.10 Absence of Litigation. As of the date hereof, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    3.11 Environmental Matters.

      (a) Environmental Compliance. Parent (i) has obtained all applicable Environmental Permits and all such Environmental Permits are valid and in full force and effect; (ii) is in compliance with all material terms and conditions of such Environmental Permits; (iii) is not aware of any event, condition, circumstance, activity, practice, incident, action or plan which constitutes a violation of any Environmental Law applicable to Parent, any person or entity for which Parent is legally liable or any of Parent's current or past locations or assets or which could reasonably be expected to otherwise form the basis of any Environmental Claim with respect to Parent or any person or entity whose liability for any Environmental Claim Parent has retained or assumed either contractually or by operation of law; (v) has not disposed of, released, discharged or emitted any Hazardous Materials into the soil, air, surface water, building materials or groundwater at any properties owned or leased at any time by Parent, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would reasonably be expected to result in any liability to the Parent or result in any Parent corrective or remedial action obligation; and (vi) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by Parent (or any person for whom Parent has legal responsibility) thereunder.

      (b) Hazardous Materials Activities. The Hazardous Material Activities of Parent (i) have been conducted in compliance with applicable Environmental Laws and (ii) have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to said person.

      (c) Effect of Transaction. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered nonrenewable upon payment of the permit fee or which could impose upon Parent the obligation to obtain any additional Environmental Permit.

      (d) Offsite Hazardous Material Disposal. No action, proceeding, liability or claim exists or, to the best knowledge of Parent, is threatened, against any Disposal Site or against Parent or any person or entity for which Parent is legally responsible with respect to any transfer or release of Hazardous Materials to a Disposal Site.

      (e) Environmental Liabilities. Parent is not aware of any fact or circumstance which could involve Parent or any person or entity for which Parent is legally responsible in any environmental litigation or impose upon Parent or any such person or entity any environmental liability.

      (f)  Disclosure of Environmental Matters. Parent has complied with all environmental disclosure, facility closure and clearance obligations imposed upon Parent with respect to this transaction or otherwise by applicable law.

    3.12 Employee Matters and Benefit Plans.

      (a) Definitions. The following terms shall have the meanings set forth below:

         (i) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee of Parent, or with respect to which Parent or any Affiliate has or may have any liability or obligation;

        (ii) "Parent Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Parent or any Affiliate and any Employee of Parent;

      (b) Employee Plan Compliance. (i) The Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party with respect to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification and/or advisory letter, as applicable, from the IRS with respect to each such Parent Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Employee Plan; (iii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent or any Affiliates, threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vi) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (c) Pension Plans. Neither Parent nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan, which is subject to Title IV of ERISA or Section 412 of the Code.

      (d) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Parent or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Parent nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plans, or to any plan described in Section 413 of the Code.

      (e) Health Care Compliance. Neither Parent nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any amendment to each such act or any similar provisions of state law applicable to its Employees.

      (f)  Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee of Parent.

      (g) Employment Matters. The Parent Disclosure Letter lists all current officers and directors of Parent. To the best of its knowledge, Parent (i) is in compliance in all respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees (including any immigration laws with respect to the same); (ii) has withheld and reported all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any workers compensation policy or long-term disability policy. The Parent Disclosure Letter also sets forth all outstanding offers of employment, whether written or oral, made to any executive officer or prospective executive officer of Parent, which offer has not been rejected by the offeree.

      (h) Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any of its Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any of its Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Parent and its subsidiaries have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement is being negotiated by Parent.

      (i)  International Employee Plan. Parent does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

      (j)  No Interference or Conflict. To the knowledge of Parent, no stockholder, officer, employee or consultant of Parent is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of Parent or that would interfere with Parent's business. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent's business as presently conducted nor any activity of such stockholders, officers, directors, employees or consultants in connection with the carrying on of Parent's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such stockholders, officers, directors, employees or consultants is now bound.

    3.13 Restrictions on Business Activities. There is no material judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted.

    3.14 Taxes.

      (a) Tax Returns and Audits.

         (i) Parent and each of its subsidiaries have timely filed (taking into account applicable extensions) all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority and are true and correct in all material respects on such Returns.

        (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding which has been proposed or assessed in writing against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax other than the automatic extension arising from the filing of a Return after its due date.

        (iv) To Parent's knowledge, no audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress. Neither Parent nor any of its subsidiaries has been notified of any request for such an audit or other examination.

        (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

        (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course of business.

       (vii) There is no contract, agreement, plan or arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

       (viii) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

        (ix) Except for any such agreement or arrangement solely between Parent and its subsidiaries, neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

        (x) Parent and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (xi) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

       (xii) The Parent Disclosure Letter lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Parent or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Parent or any of its subsidiaries.

      (b) Neither the Parent nor any of its subsidiaries was either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under section 355 of the Code that (x) occurred within two years before the date of this Agreement or (y) could otherwise constitute part of "plan or series of transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

    3.15 S-4; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Parent, at the time of the Parent Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding any statement by the Parent and Merger Sub in this Agreement, Parent makes no representation or warranty with respect to any information supplied by Company that is contained in any of the foregoing documents.

    3.16 Brokers. Except for fees payable to SG Cowen Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Inc. (each, a "Parent Financial Advisor") pursuant to engagement letters dated May 1, 2001 and April 20, 2001, respectively, copies of which has been provided to Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    3.17 Parent Intellectual Property. To the knowledge of Parent, the operation of the business of Parent and its subsidiaries as such business currently is conducted does not materially infringe or misappropriate the Intellectual Property of any third party where such infringement would have a Material Adverse Effect on Parent.

    3.18 Agreements, Contracts and Commitments. The Parent and its subsidiaries have not breached, or receiving in writing any claim or threat that Parent or its applicable subsidiary has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Parent SEC Reports (the "Parent Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent under any Parent Material Contract. Each Parent Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Parent or its subsidiaries is aware by any party obligated to Parent or its applicable subsidiary pursuant to such Parent Material Contract.

    3.19 Opinion of Financial Advisor. Parent has been advised by each Parent Financial Advisor that in its opinion, a written copy of which will be provided as promptly as practicable, as of the date of this Agreement, the exchange ratio is fair to Parent from a financial point of view.

    3.20 Board Approval. The Board of Directors of Parent has, as of the date hereof, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders, (iii) has approved the Share Issuance and (iv) has determined to recommend that the stockholders of Parent vote in favor of the Share Issuance.

    3.21 Vote Required. The affirmative vote of a majority of the votes of a majority of the outstanding shares of Parent Common Stock present at the Parent Stockholders' Meeting at which a quorum is present is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Share Issuance.

    3.22 No Ownership of Company Common Stock. As of the date hereof, Parent does not own, beneficially or of record, any shares of Company Common Stock.

    3.23 Questionable Payments. The Parent has not nor has, to the best of its knowledge, any director, officer or other employee of the Parent: (i) made any payments or provided services or other favors in the United States or any foreign country in order to obtain preferential treatment or consideration by any Government Entity with respect to any aspect of the Parent's business; or (ii) made any political contributions that would not be lawful under the laws of the United States (including the Foreign Corrupt Practices Act) or the foreign country in which such payments were made. The Parent has not nor has, to the best of its knowledge, any director, officer or other employee of the Parent or any supplier of the Parent been subject to any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Parent's business or any political contribution relating to the Parent.

    3.24 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, unless otherwise required by law or contract, Company will promptly notify Parent of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except for completion of the option repricing program authorized by the Board of Directors of Company prior to the date hereof;

      (b) Grant (whether in cash, stock, equity securities, property or otherwise) any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

      (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the service relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

      (f)  Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the 1996 ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Common Stock upon exercise thereof);

      (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

      (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

      (i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except sales or licenses of product or inventory in the ordinary course of business consistent with past practice;

      (j)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

      (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than as required by applicable law or this Agreement;

      (l)  Make any individual or series of related payments outside of the ordinary course of business in excess of $1.0 million in the aggregate, other than those set forth on Schedule 4.1(l) hereto;

      (m) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

      (n) Enter into any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than non-exclusive contracts, agreements or obligations entered into in the ordinary course of business consistent with past practice;

      (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (p) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (o) above.

    4.2 Conduct Affecting the Status of the Reorganization and Pooling. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and the Company shall not, and shall not permit any of their respective subsidiaries to, engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV, and as a "pooling of interests" pursuant to APB 16.

    4.3 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and, with respect to clause (e), its subsidiaries, shall not, except to the extent that Company shall otherwise consent in writing:

      (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than dividends or distributions by any of Parent's subsidiaries to Parent or any of Parent's subsidiaries;

      (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

      (c) Cause, permit or propose any amendments to the Parent Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries);

      (d) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (e) (i) Acquire or enter into a definitive agreement to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) be acquired by or enter into a definitive agreement to be acquired by merging or consolidating with, or by another entity purchasing any material portion of the business of Parent or its subsidiaries, taken as a whole; provided, however, that the foregoing clauses (i) and (ii) shall not apply to any such transaction or series of transactions to effect the foregoing (a "Permitted Parent Transaction") whereby the consideration paid or payable under a transaction described in clause (i) is less than or equal to $1.45 billion or in the case of a transaction described in clause (ii) the fully diluted capitalization of Parent (as defined below)is converted or would be convertible into less than 65% of the fully diluted capitalization of the resulting entity. For purposes of this Section 4.3(c), the value of noncash consideration with respect to clause (i) shall be, as to shares of Parent Common Stock, the number of such shares issuable in such transaction multiplied by the closing price of Parent Common Stock on NASDAQ on the date such transaction is closed or a definitive agreement is entered into and, as to noncash consideration, the fair market value of such consideration on the date such transaction is closed or a definitive agreement is entered into, with such fair market value to be determined in good faith by the Board of Directors of Parent. For purposes of this Section 4.3(e), the fully diluted capitalization of Parent immediately prior to such a transaction shall mean the number of shares of Parent Common Stock that (A) assumes that the Merger occurred as of March 31, 2001, (B) the shares of Parent Common Stock issuable upon the Merger are based on Company Common Stock and other rights to acquire Company Common Stock as of March 31, 2001 and (C) is comprised all shares of outstanding Parent Common Stock, options and warrants to acquire Parent Common Stock and shares of Parent Common Stock issuable upon conversion of the Parent Convertible Notes and any other convertible debentures.

      (f)  Agree in writing or otherwise to take any of the actions described in paragraphs (a) through (e) above.

ARTICLE V
ADDITIONAL AGREEMENTS

    5.1 Joint Proxy Statement/Prospectus; S-4; Other Filings. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their shareholders and stockholders, respectively, at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company and stockholders of Parent, such amendment or supplement.

    5.2 Meetings of Company Shareholders and Parent Stockholders.

      (a) Company Shareholders' Meeting.

         (i) Promptly after the date hereof, Company will take all action necessary in accordance with Florida Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Company's Articles of Incorporation and Bylaws) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.2(a)(iii), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of NASDAQ or Florida Law to obtain such approvals ("Company Shareholder Vote"). Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting. Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(a)(iii) that all proxies solicited by Company in connection with the Company Shareholders' Meeting are solicited, in compliance with Florida Law, its Articles of Incorporation and Bylaws, the rules of NASDAQ and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a)(i) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to the Merger.

        (ii) Subject to Section 5.2(a)(iii): (A) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; (B) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (C) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger.

        (iii) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, ceasing to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, or from endorsing or recommending to its shareholders a Superior Offer (as defined below) if (A) a Superior Offer is made to Company and is not withdrawn, (B) Company shall have not violated any of the restrictions set forth in Section 5.4, (C) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, such withholding, withdrawal, amendment or modification of its recommendation, the ceasing to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and for such endorsement or recommendation of such Superior Offer, is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law and (D) the Company provides Parent with two business days prior written notice of its intent to approve, endorse or recommend any Superior Offer, such notice to include the material terms and conditions of such Superior Offer and the identity of the person or group making any such Superior Offer. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (x) a sale or other disposition by Company of all or substantially all of its assets or (y) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in good faith, after consultation with its financial advisor, to be more favorable to Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of Company's Board of Directors after consultation with the Company Financial Advisor to be obtained by such third party on a timely basis; provided, further, that the presence of a due diligence condition in any such offer shall not in and of itself preclude such offer from being considered a Superior Offer hereunder.

      (b) Parent Stockholders' Meeting.

         (i) Promptly after the date hereof, Parent will take all action necessary in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Parent's Certificate of Incorporation and Bylaws) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon the Share Issuance. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or Delaware Law to obtain such approval ("Parent Stockholder Vote"). Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Share Issuance or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of NASDAQ and all other applicable legal requirements.

        (ii) The Board of Directors of Parent shall recommend that Parent's stockholders vote in favor of and approve the Share Issuance at the Parent Stockholders' Meeting. The Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of and approve the Share Issuance at the Parent Stockholders' Meeting. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of and approve the Share Issuance.

    5.3 Non-Disclosure; Access to Information.

      (a) The parties acknowledge that Company and Parent have previously executed a Non-Solicitation and Non-Disclosure Agreement, dated as of March 6, 2001 (the "Non-Disclosure

  Agreement"), which Non-Disclosure Agreement will continue in full force and effect in accordance with its terms.

      (b) Access to Information.

         (i) Company. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent and its agents and representatives shall have access during normal business hours to the Company's facilities located in Apopka, Florida, Orlando, Florida, Bowling Green, Kentucky, and San Jose, Costa Rica for the purpose of performing such environmental testing and investigations (including, without limitation, sampling of subsurface soils and groundwater) that Parent, in its sole discretion, deems necessary (such testing and investigation, whenever performed, referred to as an "Environmental Review") at any time prior to the Closing; provided, however, that Parent shall not unreasonably interfere with the operations of the Company during the performance of the Environmental Reviews.

        (ii) Parent. Parent will afford Company and its accountants, counsel and other representatives reasonable access upon reasonable notice during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. Company and its agents and representatives shall have access during normal business hours to the Parent's facilities located in Hillsboro, Oregon, Dallas, Texas and Richardson, Texas for the purpose of performing Environmental Reviews at any time prior to the Closing; provided, however, that Company shall not unreasonably interfere with the operations of the Parent during the performance of the Environmental Reviews.

        (iii) No information or knowledge obtained by Parent or Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4 No Solicitation.

      (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 5.2(a)(iii), approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the required Company Shareholder Vote, this Agreement shall not prohibit Company from (A) furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) Company and its subsidiaries shall not have violated any of the restrictions set forth in this

  Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent 24 hours prior written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent) or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal, provided, however, that unless the conditions set forth in clauses (A) through (C) of the first sentence of Section 5.2(a)(iii) are satisfied, the Company's Board of Directors may not withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, any of its Recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation that leads to an Acquisition Proposal or Superior Offer of the restrictions set forth in this Section 5.4 by any affiliate, officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall provide Parent with at least two days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer.

    For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Company; or (C) any liquidation or dissolution of Company.

      (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable, and in any event within 48 hours, shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or NASDAQ. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6 Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) could not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) could not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby or necessary to enable the surviving corporation to conduct and operate the business of Company and its subsidiaries substantially as presently conducted and as contemplated to be conducted.

    5.8 Stock Options and 1996 ESPP.

      (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under Company's Stock Option Plans, whether or not exercisable and whether or not vested, shall by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent, all outstanding options under the Company Stock Option Plans (each a "Company Stock Option" and collectively the "Company Stock Options"), whether or not exercisable and whether or not vested, shall, and without any further action on the part of the Company or the holder thereof, be assumed by Parent, in such manner (with respect to all such option assumptions) that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424(a) of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be a transaction within Section 424 of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (1) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. In addition, each Restricted Stock Purchase Agreement between Company or an Affiliate and an employee of such entity shall be assumed by Parent, and the number of shares subject to such Restricted Stock Purchase Agreement will be adjusted as described above.

      (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

      (c) Company shall take actions as are necessary to cause the "Purchase Date" (as such term is used in the 1996 ESPP) applicable to the then current Offering (as such term is used in the 1996 ESPP) to be the last trading day on which the Company Common Stock is traded on NASDAQ immediately prior to the Effective Time (the "Final Company Purchase Date"); provided, that such change in the Purchase Date shall be conditioned upon the consummation of the Merger. On the Final Company Purchase Date, Company shall apply the funds credited as of such date under the 1996 ESPP within each participant's payroll withholdings account to the purchase of whole shares of Company Common Stock in accordance with the terms of the 1996 ESPP. Any such shares purchased under the 1996 ESPP shall be automatically converted on the same basis as all other shares of Company Common Stock (other than shares canceled pursuant to Section 1.6(b)), except that such shares shall be converted automatically into shares of Parent Common Stock without the issuance of certificates representing issued and outstanding shares of Company Common Stock to 1996 ESPP participants.

      (d) Notwithstanding anything to the contrary contained herein, Company shall not incur any obligations under the 1996 ESPP after the Final Company Purchase Date and the Company shall take any steps necessary to terminate the 1996 ESPP after the Final Company Purchase Date unless directed in writing no less than five (5) days prior to the Effective Time that such termination shall not take place.

    5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and the ESOP as to which Form S-8 is available within ten (10) business days of the Effective Time and to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10 Indemnification.

      (a) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its present and former directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

      (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries. Parent may substitute therefor policies of substantially similar coverage containing terms and conditions that are not less advantageous, in all material respects to the Indemnified Parties; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

      (c) The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    5.11 NASDAQ Listing. Parent agrees to authorize for listing on NASDAQ the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.12 Affiliate Restrictions.

      (a) Company Affiliates. Set forth in the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgement, affiliates of Company (each a "Company Affiliate"), as such term is defined in paragraphs (c) and (d) of Rule 145 promulgated by the Securities Act and/or (i) Accounting Series Releases 130, 135 and 146 and (ii) Staff Accounting Bulletin Two, as amended, of the Securities and Exchange Commission (collectively, the "Pooling Rules"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and validating such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed Company Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

      (b) Parent Affiliates. Set forth as Schedule 5.12(b) hereto is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of paragraphs (c) and (d) of Rule 145 promulgated by the Securities Act or the Pooling Rules (each a "Parent Affiliate"). Parent will provide Company with such information and documents as Company reasonably requests for purposes of reviewing and validating such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed Parent Affiliate Agreement, each of which will be in full force and effect as of the Effective Time.

      (c) Waiver of Rights. Each party hereto shall (i) use its commercially reasonable efforts to secure the waiver of any rights to redeem for cash any options or warrants of the Company by each holder thereof and (ii) take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment.

    5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    5.14 Crediting Service and Providing Benefits.

      (a) Each person who was an employee of the Company immediately prior to the Effective Time, shall be, at the Effective Time, an at-will employee of Parent or the Surviving Corporation, to the extent permitted by applicable law (a "Continuing Employee"); provided that each employee employed in the United States shall provide proof satisfactory to Parent of the right to work in the United States. Each Continuing Employee shall be eligible to receive welfare benefits (such as medical benefits) maintained for employees of Parent on substantially the same terms and conditions in the aggregate as provided to a similarly situated employee of Parent.

      (b) Except with respect to Parent service awards, each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous service with the Company prior to the Effective Time to the extent permitted by Parent's benefit programs and consistent with Parent's employee benefit plans. No Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent's group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Each Continuing Employee shall receive credit for any deductibles that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect.

      (c) Company agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Company and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Company shall indemnify, defend and hold harmless Parent for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney's fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Company's group health plans. Company further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Company shall provide Parent with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Parent to offer continuation coverage to such M&A Qualified Beneficiaries.

    5.15 Severance Plans. Effective as of the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (collectively, the "Company Severance Plan"). Unless Parent provides such written notice to the Company no later than five business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Severance Plans(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Severance Plan(s) as Parent may reasonably require.

    5.16 Company ESOP.

      (a) Parent and Company acknowledge and agree that Company previously has entered into the 2000 Implementation Agreement, 2000 Modified ESOP Loan Agreement, and 2000 Renewal ESOP Note (collectively, the "2000 Stretch Out Agreements") with HSBC Bank U.S.A., as trustee of the SAWTEK Inc. Employee Stock Ownership and 401(k) Plan and Trust (the "KSOP"). Subsequent to the Effective Date, neither the Company nor the Parent shall take any action, fail to take any action or fail to make any contribution, as may be required by the 2000 Stretch Out Agreements.

      (b) Subsequent to the Effective Time, the Parent shall have the right to terminate the KSOP, provided that upon such termination is in accordance with ERISA and the Code, and in accordance with Section 4 of the 2000 Implementation Agreement, all remaining shares of Company common stock (the "ESOP Stock") then held in the KSOP's "suspense account" pending release and allocation, shall be released from suspense and allocated to the employees of the Company and Parent who are then active participants in the KSOP immediately prior to such termination.

      (c) Subsequent to the Effective Time, the ESOP Stock remaining in the suspense account of the KSOP shall be allocated in accordance with the "Current Allocation Schedule" as provided in Section 5 of the 2000 Implementation Agreement (as adjusted to reflect the share exchange provided herein), unless an earlier allocation is required upon termination of the KSOP, or by ERISA or the Code.

      (d) Employees of the Company, Parent or any Affiliate thereof, who were employees of the Company immediately prior to the Effective Time, shall continue to participate in the KSOP after the Effective Time, regardless of whether the employee then works for the Company, Parent or any Affiliate thereof, it being the intention that the KSOP benefit those individuals (and true, new hires of the Sawtek business unit) who benefited immediately prior to the Effective Time. No individual who was an employee of the Parent or any Affiliate thereof immediately prior to the Effective Date ever shall become a participant in the KSOP unless approved by the Administrator (as defined below), it being the intention that the benefits of the KSOP not be diluted by the inclusion of current employees of the Parent and its Affiliates. Newly hired employees of the Sawtek business unit (i.e., those who never worked for Parent or its Affiliates prior to the Effective Time) shall be permitted to participate in the KSOP in accordance with its terms. For purposes of the KSOP and this provision, time spent with the Parent shall be considered time spent with the Company, and compensation earned from the Parent shall be considered compensation earned from the Company for those employees who shall participate in the KSOP pursuant to this provision.

      (e) Except to the extent required by ERISA, or as a result of a stock dividend, stock split or some other form of recapitalization, Parent shall not be obligated to contribute any further shares of Parent common stock to the KSOP.

      (f)  Except for the elimination of the single life annuity and/or joint and survivor annuity forms of distribution currently in the KSOP, neither the Parent nor Company shall eliminate or amend any form of distribution (including without limitation, the normal retirement distribution, in-service distribution, loan and hardship distribution provisions of the KSOP) or vesting provision, except to accelerate the vesting schedule, reduce the waiting period for a distribution to commence, or expand or liberalize the distribution options available under the KSOP. Notwithstanding the foregoing, to the extent the KSOP shall be required to be amended to bring it into compliance with the Code, ERISA or any administrative regulation or ruling thereunder, the Parent and Company shall be permitted to amend the KSOP accordingly in a manner that is least intrusive to the current provisions of the KSOP.

      (g) For a minimum period of five (5) years after the Effective Date, the "Administrator" (as defined in Section 1.4 of the KSOP) and "Investment Advisory Committee" (as provided in Section 8.1(c) of the KSOP) shall be committees comprised of a majority of members who then are active participants or former participants in the KSOP. During such time period, all votes of the Administrator and Investment Advisory Committee shall require a majority vote of the members thereof who then are active participants or former participants of the KSOP.

      (h) Subsequent to the Effective Time, both the Parent and the Company shall indemnify and hold harmless any officer or employee of the Parent or Company, or any active participant or former participant of the KSOP elected or appointed to serve as a member of a committee serving as the KSOP Administrator and/or Investment Advisory Committee pursuant to the preceding subsection, against all liability and expenses (including attorney, paralegal and professional fees and court costs) arising from any threatened, pending or completed action, suit, proceeding (including administrative proceedings or investigations) or appeal, incurred by reason of the fact that such individual is or was a member of the Administrator committee Investment Advisory Committee of the KSOP, provided that such individual (i) acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Parent and Company as well as the participants and beneficiaries of the KSOP, or (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    5.17 Export Laws. Promptly after the execution of this Agreement but in any event prior to the Effective Time, if it has not already done so, Company shall apply to the U.S. Commerce Department's Bureau of Export Administration for export classification determinations for all of Company's products which (a) incorporate any encryption functions, features or characteristics; or (b) include an interface to any other software products with encryption functions, features or characteristics in order to confirm that all such products may be exported from the United States without an export license, under authority of a license exception, in accordance with the Export Administration Regulations, 15 C.F.R. Parts 730-774.

    5.18 FIRPTA. At or prior to the Closing, Company shall deliver to the IRS a notice that Company Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

    5.19 Action by Board of Directors. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Stock Options by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a "Company Insider").

    5.20 Company Representatives on Parent Board of Directors. At the Effective Time, the Board of Directors of Parent shall amend its bylaws to increase the size of its Board of Directors from seven to nine persons and shall appoint two representatives of Company (the "Sawtek Directors") to fill such vacancies. In addition at the following two annual meetings of stockholders of Parent after the Effective Time, Parent agrees to use its best efforts to include the Sawtek Directors in the slate proposed by its board of directors for election to the Parent's Board of Directors in connection with any meeting of the Parent's stockholders for the purpose of electing directors; provided that each of the Sawtek Directors is able and willing to serve as a director. Each Sawtek Director who is not an employee of Parent or one of its subsidiaries shall be entitled to participate in the compensation and benefits plans to the same extent as other nonemployee directors of Parent and shall become a party to an indemnification agreement with Parent that is substantially similar to the indemnification agreements between Parent and its nonemployee directors who were not formerly directors of the Company.

    5.21 Company Liens and Taxes. The title for property occupied by the Company located in Apopka, Florida ("Apopka Property") is currently held by the Orange County Industrial Development Authority ("Industrial Development Authority") as reflected in the Official Records of Orange County, Florida, Book 3247, page 2049 and Book 3515, page 1453 (the location of which property is further described therein). Although the Company has repaid in full the industrial development revenue bonds used to finance the purchase of the Apopka Property and the Company is entitled to have title to the Apopka Property transferred to the Company without further consideration, the record title to the Apopka property resides in the Industrial Development Authority. The Company agrees to cause title to the Apopka Property to be transferred to the Company, free and clear of all liens, on or before that date which is earlier of (i) thirty (30) days following the date of this Agreement or (ii) the Closing Date. In addition, the Company agrees that all real and personal property taxes past due and owing on the real and personal property owned by the Company (including, without limitation, the Apopka Property) shall be paid in full on or before the Closing Date.

ARTICLE VI
CONDITIONS TO THE MERGER

    6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company. The Share Issuance shall have been duly approved, by the requisite vote under applicable law and the rules of NASDAQ, by the stockholders of Parent.

      (b) S-4 Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

      (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Company by Parent or Company.

      (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray, Harris & Robinson, P.A., respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

      (e) Pooling of Interests Accounting Treatment. Parent and the Company shall have received from KPMG LLP, as independent auditors of Parent, and Ernst & Young LLP, as independent auditors of the Company, on the Closing Date, letters dated as of such date, in form and substance reasonably acceptable to Parent and the Company, regarding the appropriateness of pooling of interests accounting treatment for the Merger by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations.

      (f)  NASDAQ Listing. The shares of Parent Common Stock issuable to shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

    6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

      (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been so true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

      (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      (d) Affiliate Agreements. Each of the Parent Affiliates shall have entered into the Parent Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

      (e) Election of Director Nominees. The Board of Directors of Parent shall have taken appropriate action to cause the number of directors comprising the full Board of Directors of Parent to be increased by two persons, from seven to nine, and the Sawtek Directors shall be appointed to fill the newly created vacancies on the Board of Directors of Parent, effective upon the Effective Time, and shall serve as directors of Parent until their successors, if any, are duly elected and qualified or until their earlier death, resignation or removal.

    6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

      (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case as in the aggregate does not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded) and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been so true and correct as of such particular date). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

      (b) Agreements and Covenants. Company shall have performed bor complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

      (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of the Company.

      (d) Affiliate Agreements. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

      (e) Retention Agreements. The Retention Agreements shall be in full force and effect as of the Effective Time.

      (f)  Consents. Company shall have obtained all consents, waivers and approvals contemplated by this Agreement or the Company Disclosure Letter in connection with the material agreements, contracts, licenses or leases of Company or its subsidiaries.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

    7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders or stockholders of Company or Parent, respectively:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

      (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

      (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining,

  enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by either Company or Parent if: (i) the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof or (ii) the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to receive such requisite shareholder vote and such action or failure to act constitutes a breach of this Agreement;

      (e) by Parent if a Triggering Event (as defined below) shall have occurred;

      (f)  by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f) for ten days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if (i) it shall have materially breached this Agreement or if such breach by Parent is cured during such ten day period or (ii), solely with respect to Section 4.3(e), Company shall have failed to inform Parent of its determination that Parent is in breach of such covenant within two (2) business days of receipt of notice from Parent of an applicable transaction or Parent has cured such breach within the earlier to occur of (x) five (5) business days of receipt of notice of Company's determination or (y) two (2) days prior to the Closing Date); or

      (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for ten days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Company is cured during such ten day period).

    For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company shall have breached Section 5.4; (vi) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer, (viii) any person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire, or publicly discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Company or (ix) the Board of Directors of Company resolves to take any of the actions described above.

    7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3 Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to (i) the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing of any notices required to be filed for HSR Approval or comparable filing requirements with other Governmental Entities.

      (b) Company Payments.

         (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(e), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) (except in circumstances under which Parent was prohibited by the proviso to Section 7.1(b) from terminating this Agreement thereunder) or (y) pursuant to Section 7.1(d)(i) and (1) in the case of clauses (x) or (y), at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal that in either case shall not have been unconditionally and irrevocably withdrawn and (2) in the case of clause (x), within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of (A) and (B)(y), promptly after such termination, or in the case of (B)(x), immediately prior to the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to $39.2 million (the "Termination Fee").

        (ii) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(g), then Company shall promptly reimburse Parent for Parent's reasonable costs and expenses in connection with this Agreement and the transactions contemplated hereby ("Parent's Expenses"), and if within twelve months of such termination of this Agreement Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition involving Company shall be consummated, then immediately prior to the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to the amount by which the Termination Fee exceeds the amount of Parent's Expenses previously reimbursed by Company pursuant hereto.

      (c) Payments in the Event of Stockholder Vote Not Received.

         (i) Company shall pay Parent a cash termination fee of $1.5 million (the "Expense Fee") in the event this Agreement is terminated pursuant to Section 7.1(d)(i) as a result of the failure to receive the Company Shareholder Vote if the Parent Stockholder vote has been obtained. The Expense Fee will, to the extent paid by the Company or on its behalf, be credited against the Termination Fee payable under Section 7.3(b).

        (ii) Parent shall pay Company the Expense Fee in the event this Agreement is terminated pursuant to Section 7.1(d)(ii) as a result of the failure to receive the Parent Stockholder Vote if (A) the Company Shareholder Vote has been obtained and (B) this Agreement is not terminable by Parent pursuant to Section 7.1(e).

      (d) The Termination Fee or Expense Fee, as the case may be, shall be paid no later than one business day after the date of such termination. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the amounts set forth in this Section 7.3, such party shall pay to the other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the prime rate of Wells Fargo Bank N.A. in effect on the date such payment was required to be made.

      (e) Payment of the fees and expenses described in Sections 7.3(b) and 7.3(c) shall be in lieu of damages incurred in the event of breach of this Agreement other than willful breaches of this Agreement.

    7.4 Amendment. Subject to applicable law, the parties may amend this Agreement hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

    8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

      TriQuint Semiconductor, Inc.
      2300 N.E. Brookwood Parkway
      Hillsboro, Oregon 97214
      Attention: Steven J. Sharp
      Facsimile: (503) 615-8901

      with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: Robert P. Latta, Esq.
      Steve L. Camahort, Esq.

      Facsimile: (650) 845-5000

      and

      Ater Wynne LLP
      222 S.W. Columbia, Suite 1800
      Portland, Oregon 97201
      Attention: William C. Campbell, Esq.
      Facsimile: (503) 226-0078

      (b) if to Company, to:

      Sawtek, Inc.
      1818 Highway 441
      Apopka, Florida 32703
      Attention: Kimon Anemogiannis
      Facsimile: (407) 886-7061

      with a copy to:

      Gray, Harris & Robinson, P.A.
      301 East Pine Street, Suite 1400
      Orlando, Florida 32801
      Attention: William A. Grimm, Esq.
      Facsimile: (407) 244-5690

    8.3 Interpretation; Knowledge.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of such entity and its parent (if applicable) or subsidiaries taken as a whole (provided, however, that none of the following shall be deemed, in and of itself, to be a Material Adverse Effect: (A) a change that directly and primarily results from conditions generally affecting the United States economy or the world economy and which does not disproportionately affect such party; and (B) a change that directly and primarily results from conditions generally affecting the semiconductor industry with respect to Parent and the wireless handset component industry with respect to Company and which does not disproportionately affect such party). For purposes of this condition, changes in the trading price of the Parent Common Stock or the Company Common Stock, each as reported on NASDAQ, shall not constitute a Material Adverse Effect, whether occurring at any time or from time to time.

      (c) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

    8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Oregon, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Oregon for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of Page Left Blank Intentionally]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ STEVEN J. SHARP Name: Steven J. Sharp Title: Chairman, President and Chief Executive Officer
TIMBER ACQUISITION CORP.
By:	/s/ STEVEN J. SHARP Name: Steven J. Sharp Title: Chairman, President and Chief Executive Officer
SAWTEK, INC.
By:	/s/ KIMON ANEMOGIANNIS Name: Kimon Anemogiannis Title: President, Chief Executive Officer and Chief Operations Officer

****AGREEMENT AND PLAN OF REORGANIZATION****

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
ARTICLE I MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS